Exhibit 10.66

AMENDMENT TO THE SPX CORPORATION
1997 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

Pursuant to the powers of amendment reserved in Section 10 of the SPX Corporation 1997 Non-Employee Directors’ Compensation Plan (the “Plan”), effective as of January 1, 2007, SPX Corporation hereby amends the Plan in the following manner:

1.                                       Section 8.2 is amended by replacing the first sentence with the following:

“With respect to service during each calendar year (or portion thereof) after December 31, 2004 but before January 1, 2007, each Non-Employee Director shall be entitled to receive a flat fee retainer payment at an annual rate of $60,000 (prorated for partial years of Board membership).  With respect to service during each calendar year (or portion thereof) after December 31, 2006, each Non-Employee Director shall be entitled to receive a flat fee retainer payment at an annual rate of $75,000 (prorated for partial years of Board membership).”